Exhibit 99.1

BEHRINGER HARVARD REIT I, INC.

RESPONSE TO CMG PARTNERS MINI-TENDER OFFER

WE RECOMMEND THAT YOU DO NOT TENDER

March 26, 2010

Dear Stockholder:

We are aware that you may have received an unsolicited “mini-tender” offer from CMG Acquisition Co., LLC (“CMG”) to purchase up to 500,000 shares, or 0.17%, of the common stock of Behringer Harvard REIT I, Inc. for a price of $3.00 per share less any distributions paid from the date of CMG’s offer.  In accordance with our charter and the Statement of Policy Regarding Real Estate Investment Trusts, as adopted by the North American Securities Administrators Association, we were required to give CMG a copy of our stockholders list containing our stockholders’ names, addresses, telephone numbers and number of shares held.

Mini-tender offers are third-party offers to purchase less than 5% of an entity’s outstanding securities, thereby avoiding many of the filing, disclosure and procedural requirements established by the U.S. Securities and Exchange Commission (“SEC”) to protect stockholders from certain abuses that may occur in a tender offer. The SEC has warned that mini-tender offers “have been increasingly used to catch investors off guard.”(1)

We do not recommend or endorse CMG’s mini-tender offer and are not affiliated with CMG, the offer or the offer documentation.  We recommend that stockholders not tender their shares in the offer.

As CMG states in its letter, CMG is making this offer “for investment purposes.”  In other words, their stated intention is to offer you less than they believe your shares are worth.

CMG does not state whether it is offering to purchase shares as they are tendered on a pro rata basis or on a “first-come, first-buy basis,” which may have the effect of pressuring stockholders into making hasty decisions without taking adequate time to consider all of the facts relating to the offer.

We note that although CMG’s offer permits you to withdraw any acceptance of the offer within 10 days, we understand that thereafter your tender will be irrevocable, even if you have not received payment for your shares at that time.  Therefore, if you have accepted the CMG offer, we recommend that you immediately contact CMG to withdraw this acceptance in writing.

As we have discussed in our public filings, we intend to determine the estimated value per share of our common stock by June 30, 2010 in accordance with our estimated valuation policy.  Given the negative effect the current economic downturn has had on commercial property values and the severely limited access to the capital markets, we expect that the estimated value per share of common stock when determined will be less than the $9.50 per share price currently being offered under our distribution reinvestment plan.  Although we have not yet undertaken an estimated value per share nor have we prepared any valuation estimates materially related to this offer, we believe that the $3.00 per share price being offered by CMG is inadequate and less than the expected long-term value of our shares.

15601 Dallas Parkway, Suite 600 Addison, Texas 75001-6026 www.behringerharvard.com Main: 866.655.3650 (toll-free) Fax: 866.655.3610 (toll-free)

We remain committed to maximizing stockholder value over the long term and providing liquidity to stockholders at the time and in the manner that are in the best interests of our stockholders.

Once again, you are not required to tender your shares to CMG, and we recommend that you not tender your shares.  No action regarding the CMG offer is necessary if you wish to reject the offer and retain your shares.  If you have agreed to tender your shares, we recommend that you contact CMG immediately and withdraw and rescind your tender in writing.

Sincerely,

Robert Behringer

Chairman of the Board

Robert S. Aisner

President and Chief Executive Officer

(1)	U.S. Securities and Exchange Commission, “Mini-Tender Offers: Tips for Investors,” http://www.sec.gov/investor/pubs/minitend.htm (modified 08/01/2007).

cc: Your Financial Advisor

Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false.  We caution stockholders not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date of this letter.  We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.  Factors that could cause actual results to differ materially from any forward-looking statements made in this letter include changes in general economic conditions, changes in real estate conditions, increases in interest rates, lease-up risks, inability to obtain new tenants upon the expiration of existing leases, and the potential need to fund tenant improvements or other capital expenditures out of operating cash flow.  The forward-looking statements should be read in light of the risk factors identified in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC.  Our filings are available free of charge at the SEC’s website at www.sec.gov or at the website maintained for us at www.behringerharvard.com.